Exhibit 10.67

WAIVER OF CLAIMS AND
GENERAL RELEASE AGREEMENT

This WAIYER OF CLAIMS AND GENERAL RELEASE AGREEMENT (this "Release") is entered into on the date(s) indicated on the signature page hereto and is to confirm that on March 7, 2017 the undersigned submitted to Global Eagle Ente1tainment Inc. (the "Company") a notice of resignation from his position as Senior Vice President & Chief Accounting Officer, such resignation to be effective April 14, 2017 (the "Termination Date"). The Company has accepted this resignation, and as such the undersigned's at-will employment with the Company is terminated effective as of the Termination Date. Also effective as of the Termination Date, by execution of this Release, the undersigned ("you" or "Employee") hereby resigns from all other offices and directorships he holds with the Company and any of its subsidiaries.
In consideration for the transition payment and other good and valuable consideration set faith in clause B. below and in paragraph 8 hereof, you hereby agree as follows:
A.    You hereby acknowledge that you were represented by an attorney of your choice in connection with the negotiation and execution of this Release.
B.    Notwithstanding the terms of your Employment Agreement with the Company dated October 17, 2016 (the "Employment Agreement"), the Company will pay you a transition payment equal to $100,000 in a single lump sum on the Termination Date (or if the Termination Date is not a regularly scheduled payroll date, then on the next regularly scheduled payroll date following the Termination Date) if you have not revoked this Release through such date; provided that you shall not receive any portion of such transition payment if you resign for any reason or the Company terminates your employment for Cause (as such term is defined in the Employment Agreement) prior to the Termination Date. In addition, notwithstanding Section 6 of the Employment Agreement, if you remain employed through the Termination Date, the Company will also pay you an amount equal to the "actual" prorated bonus (if any) under the Company's Annual Incentive Plan (such Plan, the " AIP," and such bonus the "2016 Bonus") that you would have earned for the 2016 partial performance year if you had remained employed on the payment date for such bonus, which amount will be paid to you, less all applicable withholding, on the date when bonuses for the 2016 performance year are paid to employees who remain employed with the Company. Your 2016 Bonus (if any) will be calculated using the target AIP bonus opportunity for the partial 2016 performance year set forth in Section 6 of the Employment Agreement (i.e., $34,500), it being understood, for the avoidance of doubt, that the final calculation and bonus determination (including determinations of achievement of Company performance and other performance objectives) will be in the sole discretion of the Compensation Committee of the Company's Board of Directors. In addition, notwithstanding Section 6 of the Employment Agreement, if you remain employed through the Termination Date, you shall not be required to return the cash signing bonus of $50,000 that you received in connection with your commencement of employment. In accordance with Section 12 of the Employment Agreement, all equity that you hold in the Company (including your non-qualified stock option, restricted stock unit and performance-based restricted stock unit awards) are automatically and immediately forfeited (for no consideration) as of the Termination Date.

1.    Release of Claims.
(a)    You hereby release and forever discharge the Company and each of its past and present officers, directors, employees, agents, advisors, consultants, successors and assigns from any and all claims and liabilities of any nature by you including, but not limited to, all actions, causes of actions, suits, debts, sums of money, attorneys' fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), tort, pursuant to statute, or otherwise, that you now have, ever have had or will ever have based on, by reason of, or arising out of, any event, occurrence, action, inaction, transition or thing of any kind or nature occurring prior to or on the effective date of this Release. Without limiting the generality of the above, you specifically release and discharge any and all claims and causes of action arising, directly or indirectly , from your employment at the Company, arising under the Employee Retirement Income Security Act of 1974 (except as to claims pe1taining to vested benefits under employee benefit plan(s) of the Company), Title Vll of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Rehabilitation Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act (as amended), Calif. Gov't Code, §12900 et seq., the California Family Rights Act, California law regarding Relocations, Terminations and Mass Layoffs and the California Labor Code, all as amended; Sections 1981 through 1988 of Title 42 of the United States Code, California Business and Professions Code §17200 or any other provisions of the California unfair trade or business practices laws, the California Occupational Safety and Health Act, Divisions 4, 4.5, and 4.7 of the California Labor Code beginning at § 3200, any provision of the California Constitution , any provision of the California Labor Code that may lawfully be released, or any other law, statute, ordinance, rule, regulation, decision or order pertaining to employment or pertaining to discrimination on the basis of age, alienage, race, color, creed, gender, national origin, religion, physical or mental disability, marital status, citizenship, sexual orientation or non-work activities. Payment of any amounts and the provision of any benefits provided for in this Release do not signify any admission of wrongdoing by the Company, its Subsidiaries or any of their affiliates. Notwithstanding any provision of this Release to the contrary, this Release does not include a release of claims (i) arising out of a breach of this Release or any amounts due under it, (ii) with respect to any rights to indemnification under any indemnification agreement with the Company and/or the Company's governing documents , (iii) which cannot be released as a matter of law, including without limitation, claims for unemployment benefits, workers' compensation claims, or any rights Employee may have under California Labor Code section 2802, (iv) with respect to Employee' s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a " Governmental Entity") with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law, or (v) with respect to Employee's right to receive an award from a Governmental Entity for information provided under any whistleblower program.
(b)    You acknowledge that you have been informed by your attorneys of the provisions of Section 1542 of the California Civil Code, which provides as follows:
"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor."
In that regard, you hereby waive and relinquish all rights and benefits that you have or may have under Section 1542 of the California Civil Code or any similar provision of the statutory or non-statutory law of any other jurisdiction to the full extent that you may lawfully waive all such rights and benefits. In connection with such waiver and relinquishment , you acknowledge that you are aware that you may, on your own behalf or by and through your attorneys, hereafter discover claims or facts in addition to or different from those that you now know or believe to exist with respect to one or more of the patties released here under, but that it is your intention to finally settle and release all matters that now exist, may exist or heretofore have existed between you and all parties released hereunder. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different claims or facts by you, your attorneys or any other person.
2.    Older Workers Benefit Protection Act/Age Discrimination in Employment Act. Pursuant to the Older Workers Benefit Protection Act, the Company hereby advises you that you should consult an attorney before signing this Release, that you are entitled to take up to twenty one (21) days from the date of your receipt of this Release to consider it and that you may have seven (7) days from the date you sign this Release to revoke it. The revocation must be personally delivered to the Company' s General Counsel or his/her designee, or mailed to them via certified mail, return receipt requested and postmarked within seven (7) calendar days of your execution of this Release. This Release shall not become effective or enforceable until the 7-day revocation period has expired. Nothing herein is intended to, or shall, preclude you from filing a charge with any Governmental Entity and/or cooperating with said Governmental Entity in any investigation. However, except as is otherwise explicitly provided in Paragraph l(a), you hereby waive any right to file a personal lawsuit and/or receive monetary damages that the Governmental Entity may recover against each of the patties released in Paragraph l above, without regard as to who brought any said complaint or charge.
3.    Confidentiality of this Release. You agree that you shall keep the terms of this Release strictly confidential and not disclose, directly or indirectly, any information concerning them to any third party, with the exception of your spouse, financial or legal advisors; provided that they agree to keep such information confidential as set fo1th herein and not disclose it to others, and except as may be required by court order or legal process. Moreover, nothing in this Release shall prohibit or impede you from communicating, cooperating or filing a complaint with any Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation , or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. Employee does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Employee understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
4.    Breach. You agree that all of the payments and benefits provided for in this Release are subject to termination, reduction or cancellation in the event of your material breach of this Release.
5.    Enforcement. The patties agree that any legal proceeding brought to enforce the provisions of this Release may be brought only in the courts of the State of California or the federal courts located in California and each patty hereby consents to the jurisdiction of such courts.
6.    Severability. If any of the terms of this Release shall be held to be invalid and unenforceable and cannot be rewritten or interpreted by the court to be valid, enforceable and to meet the intent of the patties expressed herein, then the remaining terms of this Release are severable and shall not be affected thereby.

7.    Miscellaneous. This Release, together with the Employment Agreement, constitutes the entire agreement between the patties about or relating to your termination of employment with the Company or the Company's obligations to you with respect to your termination, and fully supersedes any and all prior agreements or understandings between the patties about or relating to such matters.
8.    Representations, Covenants and Other Acknowledgements. You affirm that the only consideration for signing this Release is described in clause B. to this Release and in this paragraph 8, and that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Release, and that you fully understand the meaning and intent of this instrument. Subject to Paragraph 3, you agree that you will not disparage the Company in any way, nor will you make any public comments or communications which tend to cast the Company, its owners, directors, officers or employees in a negative light. The Company will direct the members of its Executive Leadership Team not to publicly disparage you or make any public comments or communications which tend to cast you in a negative light. Notwithstanding the two immediately preceding sentences, both you and the Company (and the members of its Executive Leadership Team) may make truthful statements as required by law or legal process. The patties acknowledge that you and the Company are patty to an Indemnity Agreement dated November 3, 2016 in respect of your service as an officer of the Company, and that such agreement shall continue in effect from and after the date hereof in accordance with, but subject to, its terms. The Company will reimburse you for your one-way airfare and return of your automobile from Los Angeles to your principal residence following the Termination Date in accordance with the Company's relocation, expense and travel policies. The Company will consider in good faith your comments and input on any press release and/or other public announcement in respect of your resignation from the Company, it being understood however that the Company may make any public disclosure that it believes is required by law, regulation , legal process or stock-exchange standard.
You acknowledge that you have carefully read this Release, voluntarily agree to all of its terms and conditions, understand its contents and the final and binding effect of this Release, and that you have signed the same as your own free act with the full intent of releasing the Company from all claims you may have against it.
(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have executed this Release on the date(s) indicated below.

EMPLOYEE:

/s/ Frank Mullen
Name: Frank Mullen
Dated: March 13, 2017

THE COMPANY

GLOBAL EAGLE ENTERTAINMENT INC.

BY: /s/ Stephen Ballas
Name: Stephen Ballas
Title: EVP & General Counsel
Dated: March 13, 2017

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